Exhibit 16.1



July 21, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4, Paragraphs 1 and 2, included in the attached Form 8-K dated July 21, 1997, of Falcon Building Products, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
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Arthur Andersen LLP